Exhibit 99.

                                                           For Immediate Release

                           United Heritage Corporation

United Heritage Corporation received a Nasdaq staff determination on January 8, 2004 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in marketplace rule 4310(c), and that its securities are therefore subject to delisting from the Nasdaq SmallCap Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination. There can be no assurance the panel will grant the Company's request for continued listing.

United Heritage Corporation meets all other Nasdaq SmallCap Market criteria:

o Stockholder's equity at September 30, 2003 was $25,412,134.00 ($2.25/share). Only $5,000,000 is required.

o Publicly held shares (shares in the float) are 3,088,673. Only 1,000,000 are required.

o United Heritage Corporation has six market makers. Only three are required.

o United Heritage Corporation has in excess of 2,500 "round lot shareholders" (owners of 100 or more shares). Only 300 are required.

If its request is not granted, United Heritage Corporation's stock will be eligible for quotation on the OTC Bulletin Board. The Company's symbol will remain UHCP.

About United Heritage Corporation:

United Heritage Corporation is an oil & gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico, that are estimated to contain in excess of 275 million barrels of remaining oil-in-place. Currently, 27.6 million barrels/oil and 4,750,000 MCF/gas have been classified proved producing/proved undeveloped reserves. United Heritage's National Heritage Sales Corporation subsidiary purveys a line of specialized premium meat products under the brand name Heritage Lifestyle Products(TM).

This press release may include forward-looking statements based on current expectations that involve a number of uncertainties. Details on the factors that could affect United Heritage Corporation's financial results are included in United Heritage Corporation's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10'K and on its Quarterly Reports on Form 10-Q.

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Company Contact:
Walter G. Mize
(817) 641-3681 - Phone
(817) 641-3683 - Fax
uhcp@aol.com